FOR IMMEDIATE RELEASE	Contact:	Rachel G. Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2021 Results

(January 13, 2022) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2021 of $2,721,000, an $879,000, or 24.4% decrease, from the $3,600,000 earned during the fourth quarter of 2020. Net income for the year ended December 31, 2021, was $14,916,000, a $2,617,000, or 21.3% increase, over the $12,299,000 earned for the year ended December 31, 2020. Basic and diluted earnings per share were $0.49 for the fourth quarter of 2021 and $0.65 for the same period in 2020. Year-to-date earnings per share were $2.68 in 2021 compared to $2.20 in 2020.

The decrease in quarterly net income compared to the prior year can be primarily attributed to higher operating expenses. Annual income was higher than 2020’s net income as a result of an increase in net interest income, a decrease in the provision for loan losses, and an increase in other income. The details of changes across the income statement are discussed below.

The Corporation’s net interest income (NII) increased by $513,000, or 5.1%, and $2,323,000, or 6.1%, for the three and twelve months ended December 31, 2021, compared to the same periods in 2020. The increase in NII primarily resulted from an increase in interest on securities available for sale of $614,000, or 37.1%, and $2,097,000, or 31.0%, for the three and twelve months ended December 31, 2021, compared to the same periods in 2020. In addition, interest expense on deposits and borrowings decreased by $157,000, or 21.5%, and $826,000, or 21.5%, for the three and twelve months ended December 31, 2021, compared to the same periods in the prior year. Interest and fees on loans decreased by $244,000, or 2.7%, for the three months ended December 31, 2021, compared to the same period in the prior year, and $408,000, or 1.2% for the year ended December 31, 2021, compared to the prior year.

The Corporation recorded a provision for the allowance for loan losses of $350,000 in the fourth quarter of 2021, compared to a provision of $375,000 for the fourth quarter of 2020. For the year-to-date period ended December 31, 2021, provision expense was $475,000, $2,475,000 less than the $2,950,000 recorded for the year ended December 31, 2020. The higher provision in 2020 was primarily caused by increasing the qualitative factors across industry lines to various degrees as a result of potential forward credit concerns related to COVID-19 and a higher specific allocation related to one commercial borrower. This loan was paid off in 2021 resulting in a reversal of the specific allocation. The allowance as a percentage of total loans was 1.40% as of December 31, 2021, and 1.50% as of December 31, 2020.

Gains on securities transactions for the three months ended December 31, 2021, were $87,000, compared to $308,000 for the three months ended December 31, 2020, representing a decrease of $221,000 compared to the prior year. For the year ended December 31, 2021, gains on securities transactions were $1,054,000, compared to $733,000 in 2020, representing an increase of $321,000. With market interest rates declining, management was able to sell securities at gains.

ENB FINANCIAL CORP

Gains on the sale of mortgages decreased by $393,000, or 25.6%, for the three months ended December 31, 2021, and $324,000, or 5.5%, for the twelve months ended December 31, 2021, compared to the prior year’s periods. The margins on sold mortgages were higher in 2020 due to the lower interest rate environment compared to 2021.

Other income outside of gains on securities and mortgages increased by $810,000, or 35.1%, and $2,524,000, or 28.8%, for the three and twelve months ended December 31, 2021, compared to the same periods in the prior year. These increases were primarily attributed to higher debit card interchange commissions, higher miscellaneous income, and increases in trust and investment services income.

Total operating expenses increased by $1,918,000, or 20.1%, and $4,367,000, or 12.1%, for the three and twelve months ended December 31, 2021, compared to the same periods in 2020. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $1,125,000, or 20.3%, and $2,403,000, or 10.9%, for the three and twelve months ended December 31, 2021, compared to the same periods in 2020. The increase in salary costs was due to additions to staff, salary realignment costs, and an additional performance bonus paid out in 2021. Other operating expenses were higher for the three months ended December 31, 2021, driven primarily by increases in software-related expenses, charitable contributions, and FHLB borrowing prepayment penalties partially offset by lower other outside services and a decrease in the provision for off-balance sheet credit losses. For the year-to-date period, other operating expenses were higher due to increased software-related expenses, insurance costs, network service fees, and charitable contributions, partially offset by lower other outside services and operating supplies.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2021 were 0.66% and 7.99%, respectively, compared to 1.05% and 11.40% for the fourth quarter of 2020. For the year ended December 31, 2021, the Corporation’s annualized ROA was 0.95%, compared to 0.96% in 2020, while ROE was 11.16%, compared to 10.16% in 2020.

As of December 31, 2021, the Corporation had total assets of $1.72 billion, up 17.4%; total stockholders’ equity of $137.3 million, up 5.4%; total deposits of $1.51 billion, up 20.7%; and total loans of $920.9 million, up 11.8%, from the balances as of December 31, 2020.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
(in thousands, except per share and percentage data)

	December 31,		%
Balance Sheet	2021	2020	Change

Securities	$567,075	$483,533	17.3%
Total loans	920,904	823,370	11.8%
Allowance for loan losses	12,931	12,327	4.9%
Total assets	1,717,230	1,462,313	17.4%
Deposits	1,512,213	1,252,811	20.7%
Total borrowings	63,886	74,391	-(14.1)%
Stockholders' equity	137,288	130,216	5.4%

	Three Months Ended		Twelve Months Ended
Income Statement	December 31,		December 31,
	2021	2020	2021	2020

Net interest income	$10,534	$10,021	$40,571	$38,248
Provision for loan losses	350	375	475	2,950
Gains on sale of mortgages	1,145	1,538	5,526	5,850
Noninterest income, excluding mortgage gains	3,202	2,613	12,355	9,510
Noninterest expense	11,440	9,522	40,441	36,074
Income before taxes	3,091	4,275	17,536	14,584
Provision for income taxes	370	675	2,620	2,285
Net Income	2,721	3,600	14,916	12,299

Per Share Data
Earnings per share	0.49	0.65	2.68	2.20
Dividends per share	0.17	0.16	0.67	0.64

Earnings Ratios
Returning on average assets (ROA)	0.66%	1.05%	0.95%	0.96%
Return on average stockholders equity (ROE)	7.99%	11.40%	11.16%	10.16%
Net Interest margin	2.78%	3.18%	2.81%	3.24%
Efficiency ratio	75.8%	67.5%	69.1%	67.2%

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